UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2012

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Park Forest Apartments Acquisition

On December 6, 2012, a wholly-owned subsidiary of Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”) acquired a multifamily community known as Park Forest located in Oklahoma City, Oklahoma, from an unaffiliated seller. Park Forest is comprised of 27 buildings and 216 units and includes amenities such as a swimming pool, a clubhouse, a fitness center, and a playground. Park Forest was constructed in 1974 and is currently 40% leased.

The contract purchase price for Park Forest was $2.05 million, excluding closing costs. We funded the purchase price with proceeds from our initial public offering and proceeds from our existing line of credit. The purchase price represents an 81% discount to our estimate of the replacement cost of Park Forest if built today.

Foxwood Apartments Acquisition

On December 7, 2012, our wholly-owned subsidiary acquired a multifamily community known as Foxwood located in Memphis, Tennessee, from an unaffiliated seller. Foxwood is comprised of 30 buildings and 220 units and includes amenities such as a swimming pool, a clubhouse, a fitness center, tennis courts, and a playground. Foxwood was constructed in 1972 and is currently 80% leased.

The contract purchase price for Foxwood was $2.27 million, excluding closing costs. We funded the purchase price with proceeds from our initial public offering and proceeds from our existing line of credit. The purchase price represents an 85% discount to our estimate of the replacement cost of Foxwood if built today.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: December 7, 2012	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)